Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Churchill Capital Corp IV on Form S-4 of our report dated March 15, 2021, with respect to our audit of the financial statements of Churchill Capital Corp IV as of December 31, 2020 and for the period from April 30, 2020 (inception) through December 31, 2020, which report appears in the proxy statement/prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such proxy statement/prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

March 19, 2021